Exhibit 10.5

SUMMIT HOTEL PROPERTIES, INC.

Stock Award Agreement
(Performance-Based Shares)

This Stock Award Agreement (this “Agreement”), dated as of the        day of             , 2015, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and                                  (the “Participant”), is made pursuant to the terms of the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan (the “Plan”).

All terms that are defined in the Plan and used herein shall have the same meaning given them in the Plan and the terms “Change in Control,” “Control Change Date,” “Disability,” “Termination Without Cause” and “Voluntary Termination for Good Reason” shall have the meaning given them in the Employment Agreement/Severance Agreement between the Company and the Participant effective as of                    , 20      . In addition, certain capitalized terms used in this Agreement have the meanings specified in Section 12 of this Agreement.

1.                                      Grant of Stock Award.  Pursuant to the Plan, on                           , 2015 (the “Date of Grant”), the Company granted, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement, to the Participant a Stock Award for a total of                      shares of Common Stock (the “Target Shares”).  As provided in Section 2, the number of shares of Common Stock that the Participant may earn under this Stock Award will range from zero shares to twice the number of Target Shares.  If the number of shares of Common Stock earned under this Stock Award exceeds the number of Target Shares, the shares earned in excess of the number of Target Shares (the “Additional Shares”) will be issued as soon as practical after the end of the Measurement Period, but no later than March 15 of the year following the end of the Measurement Period.

2.                                      Earning the Stock Award.  Pursuant to the terms of the Plan and this Agreement, the Participant will earn shares of Common Stock under this Stock Award as follows:

(a)                                 If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the last day of the Measurement Period, the Participant will earn the number of shares of Common Stock determined by multiplying the number of Target Shares times the Applicable Percentage.  The lesser of (i) the number of shares of Common Stock earned under the preceding sentence and (ii) a number of shares of Common Stock equal to the number of Target Shares shall be vested and nonforfeitable as of the last day of the Measurement Period.  Any Additional Shares that are earned under this Stock Award shall be vested and nonforfeitable on the date the Additional Shares are issued to the Participant or the person or entity entitled to receive the shares under the laws of descent and distribution or the Participant’s will.

(b)                                 If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date that the Participant’s employment with the Company and its Affiliates ends before the last day of the Measurement Period on account of death, Disability, Termination Without Cause or Voluntary Termination for Good Reason, the

Participant will earn the number of shares of Common Stock determined in accordance with Section 2(a) multiplied by a fraction.  The numerator of the fraction will be the number of days after the Date of Grant that the Participant was employed by the Company or an Affiliate and the denominator of which is the number of days in the Measurement Period.  The lesser of (i) the number of shares of Common Stock earned under the preceding sentence and (ii) a number of shares of Common Stock equal to the number of Target Shares shall be vested and nonforfeitable as of the last day of the Measurement Period.  Any Additional Shares of Common Stock that are earned under this Stock Award shall be vested and nonforfeitable on the date the Additional Shares are issued to the Participant or the person or entity entitled to receive the shares under the laws of descent and distribution or the Participant’s will.

(c)                                  Except as provided in Sections 2(a) and 2(b), the shares of Common Stock subject to this Stock Award shall be forfeited on the earlier of the date the Participant’s employment with the Company and its Affiliates ends and the last day of the Measurement Period.

3.                                      Dividends.  Dividends payable on the shares of Common Stock subject to this Stock Award, i.e., the number of shares equal to the Target Shares, shall be accumulated and paid only to the extent that such shares are earned under Section 2.  If the Participant becomes entitled to receive any Additional Shares, then the Participant also shall be entitled to receive a payment equal to the dividends that would have been paid on the Additional Shares during the Measurement Period.  Any dividends or dividend equivalents payable under this Section 3 shall be paid as soon as practicable after the end of the Measurement Period, but no later than March 15 of the year following the end of the Measurement Period.

4.                                      Transferability.  Shares of Common Stock covered by the Stock Award that have not become vested and non-forfeitable as provided in Section 2 of this Agreement cannot be transferred.  Shares of Common Stock covered by the Stock Award and any Additional Shares may be transferred, subject to the requirements of applicable securities laws, after such shares have become vested and non-forfeitable in accordance with Section 2 of this Agreement.

5.                                      Stockholder Rights.  On and after the Date of Grant and prior to forfeiture of any shares of Common Stock covered by the Stock Award, the Participant shall have the right to vote the shares.  Prior to the date the shares of Common Stock covered by the Stock Award become vested and non-transferable in accordance with Section 2 of this Agreement, any dividends or distributions on the nonvested shares (other than dividends or distributions paid in the form of additional shares of Common Stock) shall be paid in accordance with Section 3.  Notwithstanding the preceding sentences, the Company shall retain custody of the certificates evidencing the shares of Common Stock covered by the Stock Award and any shares of Common Stock distributed as a dividend on the shares of Common Stock covered by the Stock Award until the date such shares have become vested and non-forfeitable, and the Participant hereby appoints the Company’s President and the Company’s Secretary as the Participant’s attorneys-in-fact, with full power of substitution, with the power to transfer to the Company and cancel any shares of Common Stock covered by the Stock Award that are forfeited in accordance with Section 2 of this Agreement.

6.                                      No Right to Continued Employment.  This Agreement and the grant of the Stock Award do not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the Stock Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

7.                                      Change in Capital Structure.  In accordance with the terms of the Plan, the terms of the Stock Award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

8.                                      Governing Law.  This Agreement shall be governed by the laws of the State of Texas (other than any choice-of-law provisions that would require the application of the laws of a State other than the State of Texas.

9.                                      Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10.                               Participant Bound by Plan.  The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

11.                               Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

12.                               Definitions.  For purposes of this Agreement, the following terms have the following definitions:

(a)                                 “Applicable Percentage” means the percentage determined in accordance with the following sentences, based on the Company’s Percentile Ranking for the Measurement Period.  If the Company’s Percentile Ranking is below 30%, then the Applicable Percentage shall be zero percent; unless the Company’s TSR for the Measurement Period averages 8.5% per annum in which case the Applicable Percentage will be 25%.  If the Company’s Percentile Ranking is 30%, then the Applicable Percentage is 25%.  If the Company’s Percentile Ranking is 55%, then the Applicable Percentage is 100%.  If the Company’s Percentile Ranking is 80% or more, then the Applicable Percentage is 200%.  If the Company’s Percentile Ranking is at least 30% but less than 55% or at least 55% but less than 80%, the Applicable Percentage shall be determined using linear interpolation exemplified as shown on the attached Exhibit A utilizing fractional calculations between whole percentages.

(b)                                 “Closing Stock Price” means the volume weighted average closing price of the Common Stock and the common stock of each Index company for the last ten trading days of the Measurement Period.

(c)                                  “Index” means the SNL U.S. REIT Hotel Index prepared by SNL Financial LC, or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith.  A company shall be an “Index company” only if it is listed on the Index for the entire Measurement Period.

(d)                                 “Initial Stock Price” means the closing price of the Common Stock and the common stock of each Index company on December 31, 2014.

(e)                                  “Measurement Period” means the period beginning on January 1, 2015, and ending on the earlier of December 31, 2017, or a Control Change Date.

(f)                                   “Percentile Ranking” means the relative ranking of the Company based on the Company’s TSR for the Measurement Period compared to the TSR of each Index company for the same Measurement Period.

(g)                                  “TSR” means, for the Measurement Period, the total percentage return per share of, as applicable, the Common Stock and the common stock of each Index company, calculated as the excess of the Closing Stock Price over the Initial Stock Price plus all dividends and other distributions paid during the Measurement Period divided by the Initial Stock Price.

13.                               Recoupment.  The Participant acknowledges and agrees that the Participant’s rights in the Common Stock covered by this Stock Award and any dividends or other distributions paid or payable with respect to that Common Stock is subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy as in effect on the date that the Participant’s interest in the Common Stock covered by the Stock Award becomes vested and non-forfeitable.

14.                               Election Under Section 83(b).  The Participant acknowledges and agrees that the Participant may not make an election under Section 83(b) of the Code with respect to the grant of any shares of Common Stock under this Agreement without the consent of the Company, which the Company may grant or withhold in its sole discretion.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

SUMMIT HOTEL PROPERTIES, INC.

By:
Name:
Title:

PARTICIPANT

Exhibit A